Exhibit 99.2
BY FIRST CLASS MAIL

December 29, 2021
NOTICE OF “REDEMPTION FAIR MARKET VALUE” TO THE HOLDERS OF ROVER GROUP, INC. PUBLIC WARRANTS (CUSIP 77936F111) AND PRIVATE WARRANTS
Reference is made to that certain Redemption Notice (as defined below) under which Rover Group, Inc. (the “Company”) committed to provide registered holders of the Company’s Warrants (as defined below) notice of the following information on this date.
Background
On December 13, 2021, the Company (f/k/a Nebula Caravel Acquisition Corp. (“Caravel”)) mailed a notice of redemption (the “Redemption Notice”) indicating that the Company is redeeming, at 5:00 p.m. New York City time on January 12, 2022 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement, dated December 8, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (as amended by the First Amendment to Warrant Agreement dated December 10, 2021, the “Warrant Agreement”), as part of the units sold in Caravel’s initial public offering (the “IPO”) for a redemption price of $0.10 per Public Warrant (the “Redemption Price”). In addition, the Company will redeem all of its outstanding warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) on the same terms as the outstanding Public Warrants.
At the close of trading on the Redemption Date, the Public Warrants will cease trading on Nasdaq.
Redemption Fair Market Value
The “Redemption Fair Market Value” is determined in accordance with Section 6.5 of the Warrant Agreement based on the volume weighted average price of the Class A Common Stock during the 10 trading days immediately following the date on which the Redemption Notice was sent to the registered holders of the Warrants.
Based on the date the Redemption Notice was mailed, the Redemption Fair Market Value is $10.12.
Cashless Exercise of Warrants
The Warrants may be exercised on a cashless basis by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to acquire fully paid and non-assessable shares of Class A Common Stock underlying such Warrants. Payment upon exercise of the Warrants may be made on a “cashless basis” in which the exercising holder will receive a number of shares of Class A Common Stock determined in accordance with the terms of Section 6.5 of the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value. Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants.
In particular, should a holder elect to exercise Warrants on a “cashless basis,” such holder would receive a number of shares of Class A Common Stock determined by reference to the table set forth in Section 6.5 of the Warrant Agreement. Based on the Redemption Fair Market Value and the number of months between the Redemption Date and the expiration of the Warrants, the number of shares of Class A Common Stock to be issued for each Warrant that is exercised on a “cashless basis” is 0.2544 shares.
If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Exhibit 99.2
Warrant holders may no longer exercise Warrants and receive Class A Common Stock in exchange for payment in cash of the $11.50 per Warrant exercise price.
Redemption of Warrants
Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price of $0.10 per Warrant.
Additional Information and Questions Regarding Redemption and Exercise
For additional information, including information on how holders may exercise their Warrants and procedures for those who hold Warrants in “street name,” see the Redemption Notice. For a copy of the Redemption Notice, please visit the Company’s investor relations website at https://investors.rover.com. In addition, a copy of the Redemption Notice was attached as Exhibit 99.2 to the Current Report on Form 8-K filed by the Company on December 13, 2021, and is available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.
Questions concerning redemption and exercise of the Warrants should be directed to the Warrant Agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, telephone number: (800) 937-5449 or (718) 921-8124 or email: ReorgWarrants@astfinancial.com.
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The CUSIP number appearing herein has been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor the Warrant Agent shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.

Sincerely,

Rover Group, Inc.
/s/ Tracy Knox
Tracy Knox
Chief Financial Officer